Exhibit 11.1

BIOPROGRESS PLC

CODE

OF

CONDUCT

Policies and Compliance Procedures

Effective July 25th, 2004

Contents

1	GENERAL POLICY		1
2	SPECIFIC POLICIES		1
	2.1	Compliance with Laws	1
	2.2	Ethical Conduct	2
	2.3	Accounting, Auditing Matters and Public Disclosure Obligations	2
	2.4	Conflicts of Interest	2
	2.5	Insider Trading	4
	2.6	Competition and Fair Dealing	4
	2.7	Discrimination, Harassment and Retaliation	5
	2.8	Health and Safety	6
	2.9	Record-Keeping	6
	2.10	Confidentiality	6
	2.11	Protection and Proper Use of Company Assets	7
	2.12	Payments to Government Personnel	7
	2.13	Waivers of the Code of Conduct	7
3	COMPLIANCE PROCEDURES		7
	3.1	Personal Responsibility	7
	3.2	General Reporting and Investigation Procedures; Sanctions	8
	3.3	Special Procedures for Reporting of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters	8

BIOPROGRESS PLC

CODE OF CONDUCT

1 GENERAL POLICY

It is the policy of BioProgress PLC (hereinafter referred to as the “Company”) that every employee shall at all times and in all ways comply with both the letter and the spirit of all applicable governmental laws, rules and regulations and that every employee shall adhere to the highest standards of ethics, morality, honesty and decency in the performance of the duties of his or her job. The same high standards are also required of each director and officer of the Company.

To ensure that every employee adheres to this general policy, the Company has adopted several specific policies as set forth below. Although the specific policies do not apply to every conceivable situation an employee may face, they apply to a wide range of business practices and procedures and set out basic principles to guide directors, officers and employees of the Company. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

Every director, officer and employee will be required to sign a Certification Form, attached hereto as Exhibit A, stating that he or she has read the foregoing policy and will comply with its terms.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your immediate supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to corrective action up to and including immediate termination. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the procedures described in Section 3 of this Code.

This Code of Conduct complies with the requirements for a “code of ethics” under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder and the applicable rules and regulations of the National Association of Securities Dealers, as adopted and enforced by NASDAQ.

2 SPECIFIC POLICIES

2.1 Compliance with Laws

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All directors, officers and employees must obey all governmental laws, rules and regulations of the countries, cities and states in which we operate. Although not all employees are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from their supervisors and the Company’s management.

2.2 Ethical Conduct

Beyond compliance with applicable governmental laws, rules and regulations, the Company requires that all of its directors, officers and employees act in a manner which meets the highest standards of ethical behavior. This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships. The honesty and integrity of our business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency or perceived business advantage.

2.3 Accounting, Auditing Matters and Public Disclosure Obligations

The Company has a responsibility to potential investors, stockholders, creditors and government agencies to maintain and furnish reliable financial information in a timely manner. Therefore, the Company’s requirement that directors, officers and employees follow the highest ethical standards applies directly to all actions which involve business accounting, financial reporting, internal accounting controls, auditing matters and public disclosure obligations.

The Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and any other senior financial officers of the Company are responsible for full, fair, accurate, timely and understandable disclosure in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in any other public communications. Accordingly, it is the responsibility of the CEO, the CFO and each senior financial officer to promptly bring to the attention of the Board of Directors of the Company any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Board of Directors in fulfilling its responsibilities to the Company.

The Audit Committee of the Company has adopted special procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures are set out in Sections 3.2 and 3.3 of this Code.

2.4 Conflicts of Interest

A “conflict of interest” exists when a person’s private interest may or does interfere with the interests of the Company. A conflict can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as a consultant or board member.

The best policy is to avoid any direct or indirect business connection with our competitors, customers or suppliers, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except in circumstances approved by the Board of Directors or the Audit Committee of the Board.

It is the special responsibility of each director, officer and employee to use his or her best judgment to assess objectively whether a conflict or the appearance of a conflict exist and to engage in open and candid communication with the Company about any potential conflict. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any director, officer or employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor or follow the procedures described in Sections 3.2 and 3.3 of this Code.

Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. In particular:

•	Payments, etc. Received by Company Personnel – No payments, loans, employment or promises of employment, investment opportunities, vacation trips, gifts or entertainment (other than entertainment conforming to generally accepted business practices or gifts of nominal value not reasonably calculated to influence a decision) may be offered to or accepted by any director, officer or employee or a relative of such a person as a condition of the initial or continued engagement of a consultant, broker, vendor or third party working for the Company.

•	Payments, etc. Provided to Company Vendors and Customers – No payments (other than fees for services), loans, employment or promises of employment, investment opportunities, vacation trips, gifts or entertainment (other than entertainment conforming to generally accepted business practices or gifts of nominal value not reasonably calculated to influence a decision) may be offered to or accepted by any consultant, broker, vendor, government official or a relative of such third party in connection with any services being performed for the Company.

•	Kickbacks, etc. – No director, officer or employee may recommend any third party for work for the Company on a project or development of the Company where the third party’s compensation is paid on the basis of any kickback or fee sharing arrangement with the director, officer or employee, nor may a director, officer or employee recommend any third party without full disclosure and written approval by the CEO, if such third party has any familial or pre-existing monetary relationship with the director, officer or employee or if such director, officer or employee has an equity or stock ownership position in such third party.

•	Political Contributions – No employee shall, in his or her capacity as an employee, make any loan, donation, contribution or payment to a political party, candidate or political action committee, for or on behalf of the Company or any project or development in which the Company is engaged, nor shall an employee of the Company reimburse any individual who does. Nothing contained in this tenet shall prohibit an employee from taking any of the above actions in his or her name, provided that the action is exclusively on the employee’s own accord and is not an indirect means of accomplishing one of the prohibited actions.

•	Use of Company Property – No employee shall use or appropriate materials, property, equipment, systems and procedures (if proprietary in nature) owned by the Company for his or her own personal financial gain except to the extent necessary for the performance of his or her duties for the Company.

•	Personal Use of Company Vendors – No employee shall purchase or obtain any goods or services from any of the Company’s vendors or suppliers on terms (including pricing or other benefits) that are substantially different from those available to all Company employees without the prior written approval of the CEO of the Company.

•	Gifts – The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee or family member of an employee unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe and is not reasonably calculated to influence a decision and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

2.5 Insider Trading

Directors, officers or employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business and in strict conformance with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information.

To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Trading in the securities of publicly traded companies on the basis of such inside information is forbidden as a matter of law and every effort should be taken to avoid even the possibility of an appearance that any Company employee who buys or sells Company stock did so in manner to profit from inside information.

If you have any questions, please consult the Company’s CFO or the Company’s CEO.

2.6 Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices.

You may obtain as much information as you can about our competitors from public sources and our customers. However, do not under any circumstances obtain or seek any information about our competitors’ prices, costs or business plans directly from our competitors themselves.

You are also strictly prohibited from stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies.

Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

With respect to competitors of the Company, directors, officers and employees of the Company are strictly prohibited from entering into agreements, understandings or even discussions with any of our competitors concerning:

•	prices or discounts;

•	terms or conditions of sale, including credit terms;

•	profits, profit margins or costs;

•	shares of the market;

•	distribution practices or channels;

•	bids or the intent to bid;

•	selection, classification, rejection or termination of customers or classes of customers;

•	sales territories or markets;

•	exchange of competitive information;

•	any other matter inconsistent with complete freedom of action and independence of the Company in the conduct of its business.

2.7 Discrimination, Harassment and Retaliation

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation.

It is the Company’s policy to promote a diverse workforce by hiring and developing qualified people regardless of their age, race, color, religion, sex, national origin, disability or veteran status.

The Company endeavors to provide a workplace free from any form of harassment, including without limitation, sexual, religious or racial harassment. Any such harassment is strictly prohibited.

The Company also prohibits discrimination against any person who provides information to a supervisor or a third party regulatory or law enforcement agency concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of applicable law relating to fraud against stockholders.

No director, officer or employee may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination. No one may take any action harmful to any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any securities, federal or other offense.

All directors, officers and employees have a responsibility to act appropriately in the workplace and are expected to follow these policies and promote a positive work environment for all. Managers and supervisors are particularly responsible for ensuring equal participation in the opportunities available at the Company.

2.8 Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

2.9 Record-Keeping

Employees may not knowingly create, maintain or submit records, reports or statements that are inaccurate, false or misleading. All employees have an absolute and affirmative duty to be sure that any statement or representation made on the Company’s behalf is truthful and accurate. This is especially critical with regard to any statement, letter or document that is directed to, or may be relied upon by, any governmental agency.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

Falsification in records, submissions or statements is the type of conduct most likely to give rise to violations of the law, as well as the appearance of impropriety. This is therefore the type of conduct most likely to lead to disciplinary measures. Individuals who fill out or who are responsible for or who make statements to governmental or regulatory agencies must exercise care to ensure that such records or statements are accurate and complete. In this regard, it is always preferable to be truthful and to admit ignorance when that is the case rather than to speculate. Similarly, it is better to check facts and be certain they are accurate rather than prepare documents reports based on guesses or assumptions.

2.10 Confidentiality

Employees must maintain the confidentiality of the information entrusted to them by the Company or its customers, except when disclosure is expressly authorized by the CEO, the CFO or other senior officer or required by law.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us.

The obligation to preserve confidential information continues even after employment ends.

2.11 Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use as they are critically important to continued success. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to either the Company’s CEO or CFO.

The obligation of employees to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes, but is not limited to, business, marketing and service plans, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

2.12 Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. Therefore, Company policy strictly prohibits any of the foregoing actions.

State and local governments, as well as foreign governments, may have similar rules. The Company’s CFO can provide guidance to you in this area.

2.13 Waivers of the Code of Conduct

Any waiver of this Code of Conduct for executive officers and directors may be made only by the Board of Directors or a committee of the Board of Directors with specific delegated authority and will be promptly disclosed to stockholders as required by the Securities Exchange Act of 1934 and the rules and regulations thereunder and the applicable rules and regulations of the National Association of Securities Dealers, as adopted and enforced by NASDAQ.

3 COMPLIANCE PROCEDURES

3.1 Personal Responsibility

We must all endeavor at all times to follow the policies and compliance procedures set forth in this Code of Conduct. All employees must report any violations of these policies or procedures immediately. However, in some situations it is difficult to know whether a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts - In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? - Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role - In most situations, there is shared responsibility. It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor - This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process.

•	You may report ethical violations in confidence and without fear of retaliation - If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later - If you are unsure of what to do in any situation, seek guidance before you act.

3.2 General Reporting and Investigation Procedures; Sanctions

Any employee who reasonably believes that there has been a material violation of this Code of Conduct should report it immediately to either the Company’s CFO, so long as those violations do not pertain to any activities under the control of the CFO (including accounting, internal controls and auditing matters), or the Audit Committee of the Company’s Board of Directors. Failure to report a known material violation of this Code of Conduct is, in itself, a violation of this Code.

The CFO and/or Audit Committee (or their designees) will promptly investigate the matter. The investigation will be handled discreetly and appropriately and the information will be disclosed to others only on a need to know basis and as required by law. There will be no adverse action taken against employees who report violations of the Code of Conduct or who participate in the investigation. If the investigation leads to a conclusion that a material violation of the Code of Conduct has occurred, the Company will take appropriate corrective action which may include dismissal.

The Company recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code of Conduct to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any employee who makes a complaint in bad faith will be subject to appropriate corrective action up to and including dismissal.

3.3 Special Procedures for Reporting of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

Any employee who reasonably believes that there has been a material violation of this Code of Conduct caused by questionable accounting or auditing matters has the right to submit a confidential, anonymous complaint to the Company’s Audit Committee. The complaint should be made in written form (e-mail) and provide sufficient information so that a reasonable investigation can be conducted. The complaint should be marked “Personal and Confidential” and sent via e-mail, addressed to the Audit Committee at Auditcommittee@Bioprogress.com.

EXHIBIT A

BIOPROGRESS PLC

CERTIFICATION

CODE OF CONDUCT

I hereby certify that I:

a.	have read and understand the Code of Conduct, a copy of which was distributed with this certificate;

b.	have complied with the Code of Conduct;

c.	will continue to comply with the Code of Conduct;

d.	understand that if I fail to comply with the Code of Conduct, I could be subject to disciplinary action; and

e.	will report all violations of the law or breaches of the Corporation’s ethical standards as required in the Code of Conduct.

Signature:
Name:
(please print)

Department or Title:

Date: